EXHIBIT 11

             NATIONAL WESTERN LIFE INSURANCE COMPANY AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE
                For the Three Months Ended March 31, 1998 and 1997
                                   (Unaudited)
                       (In Thousands Except Per Share Data)


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                                                       1998        1997


Numerator for basic and diluted earnings per
share:
    Earnings available to common stockholders
    before and after assumed conversions:
    Earnings from continuing operations          $    10,370       6,752
    Losses from discontinued operations                   -      (1,000)

    Net earnings                                 $    10,370       5,752


Denominator:
    Basic earnings per share -
    weighted-average shares                            3,492       3,491

    Effect of dilutive stock options                      33          27


    Diluted earnings per share -
    adjusted weighted-average
    shares for assumed conversions                     3,525       3,518


Basic earnings per share:
    Earnings from continuing operations          $      2.97        1.94
    Losses from discontinued operations                   -       (0.29)

Net earnings                                     $      2.97        1.65


Diluted earnings per share:
    Earnings from continuing operations          $      2.94        1.92
    Losses from discontinued operations                   -       (0.28)

Net earnings                                     $      2.94        1.64

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